UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	333-170802 (Commission File Number)	27-3663988 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2014, the Board of Directors (the “Board”) of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) appointed James F. Flaherty III as Chief Executive Officer and President of NorthStar Healthcare. In addition, NorthStar Realty Finance Corp., NorthStar Healthcare’s sponsor (the “Sponsor”), has entered into a long-term partnership with Mr. Flaherty relating to the Sponsor’s healthcare real estate business.
Prior to joining NorthStar Healthcare, Mr. Flaherty, 56, served as Chairman of the Board of Directors of HCP, Inc. (“HCP”) from May 2005 to October 2013, as Chief Executive Officer from May 2003 to October 2013, and as President and a member of HCP’s Board since joining HCP in October 2002 to October 2013. Prior to joining HCP, he served at Merrill Lynch & Co. for 19 years in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch's Global Healthcare Group. Mr. Flaherty is a member of the Board of Trustees of the University of Notre Dame and was a member of the Board of Governors of the National Association of Real Estate Investment Trusts from 2004 to 2013. He also previously served on the Board of Directors of Quest Diagnostics Incorporated. Mr. Flaherty holds a Bachelor of Business Administration in Accounting from University of Notre Dame and a Master of Business Administration in in Finance and Strategy from University of California, Los Angeles.
Concurrently with Mr. Flaherty’s appointment, Daniel R. Gilbert was elected to the Board and appointed as Executive Chairman and no longer serves as NorthStar Healthcare’s Chief Executive Officer effective on January 22, 2014. David T. Hamamoto has decided to step down from the Board and as Chairman to facilitate these changes, effective January 22, 2014, and will continue his stewardship of the Sponsor as its Chairman and Chief Executive Officer.
In connection with the foregoing appointments, on January 21, 2014, Donald C. Tomasso submitted his resignation as President of NorthStar Healthcare, effective on January 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: January 22, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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